UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934

(Amendment No. 1)*

7 Days Group Holdings Limited
(Name of Issuer)
Ordinary Shares, par value $.0125 per share
(Title of Class of Securities)
81783J 101**
(CUSIP Number)
July 5, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒  Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**	This CUSIP applies to the American Depositary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	81783J 101

1.	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): WP RE (Cayman) International Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No.	81783J 101

1.	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Warburg Pincus Real Estate I, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9) 0%
12.	TYPE OF REPORTING PERSON PN

CUSIP No.	81783J 101

1.	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Warburg Pincus Real Estate I GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9) 0%
12.	TYPE OF REPORTING PERSON OO

CUSIP No.	81783J 101

1.	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Warburg Pincus Partners LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9) 0%
12.	TYPE OF REPORTING PERSON OO

CUSIP No.	81783J 101

1.	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Warburg Pincus & Co.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9) 0%
12.	TYPE OF REPORTING PERSON PN

CUSIP No.	81783J 101

1.	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Warburg Pincus LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9) 0%
12.	TYPE OF REPORTING PERSON OO

CUSIP No.	81783J 101

1.	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Charles R. Kaye
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9) 0%
12.	TYPE OF REPORTING PERSON IN

CUSIP No.	81783J 101

1.	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Joseph P. Landy
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9) 0%
12.	TYPE OF REPORTING PERSON IN

Item 1	(a)	Name of Issuer:

7 Days Group Holdings Limited (“Issuer”)

Item 1	(b)	Address of Issuer’s Principal Executive Offices:

10F, 705 GuangzhouDaDaoNan Road, Guangzhou, Guangdong
510290, People’s Republic of China

Item 2	(a)	Name of Persons Filing:

WP RE (Cayman) International Ltd.
Warburg Pincus Real Estate I, L.P.
Warburg Pincus Real Estate I GP, LLC
Warburg Pincus Partners LLC
Warburg Pincus & Co.
Warburg Pincus LLC
Charles R. Kaye
Joseph P. Landy

Item 2	(b)	Address of Principal Business Office, or if none, Residence; Citizenship:

For all Reporting Persons:
c/o Warburg Pincus & Co.
450 Lexington Avenue
New York, New York, 10017

Item 2	(c)	Citizenship:

WP RE (Cayman) International Ltd. - Cayman Islands company
Warburg Pincus Real Estate I, L.P. - Delaware limited partnership
Warburg Pincus Real Estate I GP, LLC - Delaware limited liability company
Warburg Pincus Partners LLC - New York limited liability company
Warburg Pincus & Co. - New York general partnership
Warburg Pincus LLC - New York limited liability company
Charles R. Kaye - United States of America
Joseph P. Landy - United States of America

Item 2	(d)	Title of Class of Securities:

Ordinary shares, par value US$0.125 (“Ordinary Shares”)

Item 2	(e)	CUSIP Number:

81783J 101
This CUSIP applies to the American Depositary Shares each representing three ordinary shares.

Item 3.		Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c):

Not applicable.

Item 4.		Ownership.

(a)	Amount beneficially owned

The information required by Items 4(a) - (c) is set forth in Rows 5-11 of the cover page hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

The record owner of the ordinary shares is WP RE (Cayman) International Ltd. a Cayman Islands company (“WPRE Cayman”). Warburg Pincus Real Estate I, L.P., a Delaware limited partnership (“WPRE I”), wholly owns WPRE Cayman. Warburg Pincus Real Estate I, GP, LLC, a Delaware limited liability company (“WPRE I GP”) is the general partner of WPRE I.  Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), is the sole member of WPRE I GP. Warburg Pincus & Co., a New York general partnership (“WP”), the managing member of WP Partners.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of WPRE I.  Messrs. Charles R. Kaye and Joseph P. Landy, each a United States citizen, are the Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC.  Each of WPRE Cayman, WPRE I, WPRE I GP, WP Partners, WP, WP LLC, Mr. Kaye and Mr. Landy is a “Reporting Person”, and collectively, the “Warburg Pincus Reporting Persons”.  Each of the Warburg Pincus Reporting Persons expressly disclaims beneficial ownership with respect to any shares of the Ordinary Shares in which they do not have a pecuniary interest.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certifications

Not applicable.

List of Exhibits

Exhibit A: Joint Filing Agreement

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:           August 1, 2013

WP RE (CAYMAN) INTERNATIONAL LTD.

By:	/S/ TARA E. O’NEILL
Name:	Tara E. O’Neill
Title:	Director

WARBURG PINCUS REAL ESTATE I, L.P.

By:	Warburg Pincus Real Estate I GP, LLC, its General Partner

By:	Warburg Pincus Partners LLC, its Sole Member

By:	Warburg Pincus & Co., its Managing Member

By:	/S/ SCOTT A. ARENARE
Name:	Scott A. Arenare
Title:	Attorney-in-Fact*

WARBURG PINCUS REAL ESTATE I GP, LLC

By:	Warburg Pincus Partners LLC, its Sole Member

By:	Warburg Pincus & Co., its Managing Member

By:	/S/ SCOTT A. ARENARE
Name:	Scott A. Arenare
Title:	Attorney-in-Fact*

WARBURG PINCUS PARTNERS LLC

By:	Warburg Pincus & Co., its Managing Member

By:	/S/ SCOTT A. ARENARE
Name:	Scott A. Arenare
Title:	Attorney-in-Fact*

WARBURG PINCUS & CO.

By:	/S/ SCOTT A. ARENARE
Name:	Scott A. Arenare
Title:	Attorney-in-Fact*

WARBURG PINCUS LLC

By:	/S/ SCOTT A. ARENARE
Name:	Scott A. Arenare
Title:	Managing Director

By:	/S/ SCOTT A. ARENARE
Name:	Charles R. Kaye
By:	Scott A. Arenare, Attorney-in-Fact*

By:	/S/ SCOTT A. ARENARE
Name:	Joseph P. Landy
By:	Scott A. Arenare, Attorney-in-Fact*

*  The Power of Attorney given by each of Warburg Pincus & Co., Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities & Exchange Commission on January 11, 2013 as an exhibit to a statement on Schedule 13D/A filed by Warburg Pincus Private Equity X, L.P. with respect to Talon Therapeutics, Inc. and is hereby incorporated by reference.

EXHIBIT A

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G/A filed herewith) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value US$0.125, of 7 Days Group Holdings Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same instrument.

Dated:           August 1, 2013

WP RE (CAYMAN) INTERNATIONAL LTD.

By:	/S/ TARA E. O’NEILL
Name:	Tara E. O’Neill
Title:	Director

WARBURG PINCUS REAL ESTATE I, L.P.

By:	Warburg Pincus Real Estate I GP, LLC, its General Partner

By:	Warburg Pincus Partners LLC, its Sole Member

By:	Warburg Pincus & Co., its Managing Member

By:	/S/ SCOTT A. ARENARE
Name:	Scott A. Arenare
Title:	Attorney-in-Fact*

WARBURG PINCUS REAL ESTATE I GP, LLC

By:	Warburg Pincus Partners LLC, its Sole Member

By:	Warburg Pincus & Co., its Managing Member

By:	/S/ SCOTT A. ARENARE
Name:	Scott A. Arenare
Title:	Attorney-in-Fact*

WARBURG PINCUS PARTNERS LLC

By:	Warburg Pincus & Co., its Managing Member

By:	/S/ SCOTT A. ARENARE
Name:	Scott A. Arenare
Title:	Attorney-in-Fact*

WARBURG PINCUS & CO.

By:	/S/ SCOTT A. ARENARE
Name:	Scott A. Arenare
Title:	Attorney-in-Fact*

WARBURG PINCUS LLC

By:	/S/ SCOTT A. ARENARE
Name:	Scott A. Arenare
Title:	Managing Director

By:	/S/ SCOTT A. ARENARE
Name:	Charles R. Kaye
By:	Scott A. Arenare, Attorney-in-Fact*

By:	/S/ SCOTT A. ARENARE
Name:	Joseph P. Landy
By:	Scott A. Arenare, Attorney-in-Fact*

*  The Power of Attorney given by each of Warburg Pincus & Co., Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities & Exchange Commission on January 11, 2013 as an exhibit to a statement on Schedule 13D/A filed by Warburg Pincus Private Equity X, L.P. with respect to Talon Therapeutics, Inc. and is hereby incorporated by reference.